Exhibit 99.2

NEWS RELEASE Pioneer Energy Services Corp.	1250 NE Loop 410, Suite 1000, San Antonio, Texas 78209

Pioneer Energy Services Successfully Emerges from Chapter 11

San Antonio, TX— June 1, 2020 – Pioneer Energy Services Corp. (“Pioneer” or “the Company”) announced today that it has emerged from Chapter 11 bankruptcy protection, successfully completing its debt restructuring process and implementing the Chapter 11 reorganization plan confirmed by the U.S. Bankruptcy Court for the Southern District of Texas on May 11, 2020.

In connection with the debt restructuring, Pioneer reduced total debt by approximately $267 million, from $475 million to $208 million, eliminated a substantial portion of its cash interest obligations, and obtained a new $75 million asset backed revolving credit facility. The Company’s $208 million of new debt consists of $78 million of floating rate senior secured notes due May 2025, with 50% of the interest in the first year paid in-kind rather than in cash, and $130 million of 5% convertible notes due November 2025, with all interest paid in-kind rather than in cash. Based on current interest rates total cash interest payable on the notes is anticipated to be approximately $4.3 million in the first year and $8.6 million thereafter.

The convertible notes are initially convertible into 75 shares of common stock per $1,000 principal amount of the convertible notes, subject to customary anti-dilution adjustments. The convertible notes are mandatorily convertible at maturity as long as the value of the shares issuable upon conversion exceeds the principal amount of the notes plus accrued interest. In addition, upon the occurrence of certain “merger events”, which include a sale of the Company and acquisitions by the Company where the acquired entity has an equity value in excess of $100 million or the convertible noteholders have consented, the Company may require all or a portion of the convertible notes to convert into shares of common stock. Upon conversion of the convertible notes, and assuming the Company does not incur additional debt (including borrowings under its revolving credit facility), the Company would have $82.4 million of debt outstanding, which includes paid in-kind interest.

“Today marks the completion of a restructuring and recapitalization that allows the Company to continue providing our customers with industry-leading expertise and safe, value-added services,” said Wm. Stacy Locke, Chief Executive Officer. “On behalf of the management team, I would like to extend my gratitude to our employees for their hard work and dedication and to our customers, suppliers, and stakeholders for their support during this process.”

The Company also announced today a newly constituted Board of Directors, effective in conjunction with the Company’s emergence from Chapter 11. The new Board is comprised of David Coppé, John Jacobi, Wm. Stacy Locke, Matt Porter, and Charlie Thompson.

Mr. Locke said, “Our newly constituted Board includes a group of individuals with a range of experience and expertise. We look forward to benefitting from their guidance as we embark on our new beginning.”

Shares of the Company’s common stock will no longer trade on the OTC Pink Marketplace. The Company anticipates trading of its common stock on the OTC market to commence again in the near future.

Details of the restructuring and debt agreements, as well as additional details regarding the new directors will be provided in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”), which can be viewed on the SEC’s website at http://www.sec.gov or the Company’s website after filing. Additional information is available by calling (833) 991-0977 (toll free) or (503) 597-7679

(international). Court filings and other information related to the court-supervised proceedings are available at a website administered by the Company’s claims agent, Epiq Corporate Restructuring, LLC, at https://dm.epiq11.com/pioneerenergy.

About Pioneer Energy Services Corp.

Pioneer Energy Services provides well servicing and wireline services to producers primarily in Texas and Rocky Mountain regions. Pioneer also provides contract land drilling services to oil and gas operators in Texas and Appalachia regions and internationally in Colombia. Pioneer is headquartered in San Antonio, Texas.

Contact:

Dan Petro, CFA, Vice President, Treasury and Investor Relations

Pioneer Energy Services

(210) 828-7689

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements made in good faith that are subject to risks, uncertainties and assumptions. These forward-looking statements are based on our current beliefs, intentions, and expectations. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance (often, but not always identifiable by the use of the words or phrases such as “will result,” “expects to,” “will continue,” “anticipates,” “plans, “intends,” “estimated,” “projects,” and “outlook”) are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in these forward-looking statements. Our actual results, performance or achievements could differ materially from those we express in the foregoing discussion as a result of a variety of factors, including the effects on our business of the filing for, and emergence from, Chapter 11 bankruptcy protection. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2019, as amended by Form 10-K/A for the year ended December 31, 2019, including under the heading “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results or matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise readers that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.